EXHIBIT 10.1

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

THE FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (THE “AMENDMENT”) is made and entered into this 30th day of January 2003, by Ross Stores, Inc. (the “Company”) and Michael Balmuth (the “Executive”).  The Executive and the Company previously entered into an Employment Agreement, effective May 31, 2001 (attached hereto), and it is now the intention of the Executive and the Company to amend the Agreement as set forth below.  Accordingly, the Executive and the Company now enter into this Amendment.

I.                                         The Executive and the Company hereby amend the Employment Agreement by deleting Paragraph 1 of the Agreement in its entirety and replacing it with the following new Paragraph 1:

1.  Term.  The employment of the Executive by the Company will continue as of the date hereof and end on January 29, 2007, unless extended or terminated in accordance with this Agreement, including the extensions contemplated both in paragraphs 1 and 4(b).  During August 2005, and during August every other year thereafter (every two years) for so long as the Executive is employed by the Company, upon the written request of the Executive, the Board shall consider extending the Executive’s employment with the Company.  Such request must be delivered to the Chairman of the Compensation Committee no later than the July 31st which precedes the August in which the requested extension will be considered.  The Board shall advise the Executive, in writing, on or before the September 1st following its consideration of the Executive’s written request, whether it approves of such extension.  The failure of the Board to provide such written advice shall constitute approval of the Executive’s request for the extension.  If the Executive’s request for an extension is approved, this Agreement shall be extended two additional years.

II.                                     The Executive and the Company further amend the Employment Agreement by deleting Paragraph 4(a) of the Agreement in its entirety and replacing it with the following new Paragraph 4(a) :

4(a).  Salary.  During his employment, the Company shall pay the Executive a base salary of not less than Eight Hundred and Seventy-Eight Thousand Dollars ($878,000) per annum.  The base salary shall be payable in equal installments in accordance with the Company’s normal payroll practices applicable to senior officers.  Subject to the first sentence of this paragraph, the Executive’s base salary may be adjusted from time to time by the Board in accordance with normal business practices by the Company.  In addition, the Company shall pay the Executive each year an amount (“Premium Payment”) equal to the sum of: (i)  the total premiums for such year (currently, $37,035) on certain life insurance policies held in an irrevocable life insurance trust established by the Executive, with an aggregate face value of $12 million; and (ii) an amount necessary to gross-up Executive for any federal, state and local income tax liability attributable to the premium amounts.  The Premium Payment shall be adjusted each year to reflect changes in the annual premiums with respect to such policies.

III.                                 The Executive and the Company further amend the Employment Agreement by deleting the first sentence in Paragraph 4(i) in its entirety and replacing it with the following sentence:

4(i).  If Executive remains employed with the Company through January, 29, 2005, he and his spouse shall be entitled to continue, until their respective deaths, to participate (at no cost to the Executive and his spouse) in the following Company employee benefit plans and arrangements in effect on the date hereof (or other benefit plans or arrangements providing substantially similar benefits) in which the Executive now participates:  executive medical, dental, vision and mental health insurance; life insurance; accidental death and dismemberment insurance; travel insurance; group excess personal liability; and the Matching Contributions.

Except for the amendments, as set forth above, the Employment Agreement and all of its terms remain in force and in effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the 30th day of January 2003, effective through January 29, 2007.

ROSS STORES, INC.

EXECUTIVE

/s/ N. Ferber	/s/ M. Balmuth
Norman Ferber	Michael Balmuth

4/15/03
Date	Date